Southwest Gas Corporation
               Black Mountain Gas
             Combining Balance Sheet
                December 31, 2003
             (Thousands of dollars)

             Southwest Gas
              Corporation          Black Mountain
 Assets         (Gas Operations)        Gas       Total

Utility Plant
 Gas Plant             $ 3,035,969    $    4,136    $ 3,040,105

 Less: accumulated
  depreciation         (964,309)       (2,061)     (966,370)

 Acquisition
  Adjustments             2,533           -         2,533

 Construction Work       33,543           -           33,543
  In Progress

 Net Utility Plant    2,107,736          2,075     2,109,811

Other Property           47,329           571         47,900
 and Investments

Current and Accrued Assets
 Cash and Cash           14,175           302         14,477
   Equivalents

 Accounts Receivable,   103,280           375        103,655
   Net of Allowances

 Accrued Utility         66,700            -          66,700
   Revenue

 Deferred Income Taxes    4,178            -           4,178

 Deferred Purchased       9,151            -           9,151
   Gas Costs

 Prepaids and Other     113,728           177        113,905
   Current Assets

     Total Current      311,212           854        312,066
     And Accrued
     Assets

Deferred charges and     64,098             63        64,161
   Other Assets

Total Assets         $2,530,375       $  3,563    $2,533,938

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            Southwest Gas Corporation
               Black Mountain Gas
             Combining Balance Sheet
                December 31, 2003
             (Thousands of dollars)

Capitalization,
Liabilities         Southwest Gas
And Deferred     Corporation      Black Mountain
Credits        (Gas Operations)         Gas       Total

Capitalization
 Common Stock   $    35,862        $     2,965    $   38,827

 Additional         510,521                  -       510,521
 Paid-in Capital

 Retained            84,084                203        84,287
 Earnings

  Total Common      630,467              3,168       633,635
  Equity

 Preferred Equity    100,000                 -       100,000

 Long-Term         1,117,057                 -     1,117,057
 Debt, Less
 Current Maturities

  Total            1,847,524             3,168     1,850,692
  Capitalization

Current and Accured
Liabilities
 Current                   -                 -             -
 Maturities of
 Long-Term Debt

 Short-Term Debt      52,000                 -        52,000

 Accounts Payable    106,738               190       106,928

 Customers Deposits   44,290               132        44,422

 Accrued Taxes        32,456                 -        32,456

 Income Tax Payable        -                 -             -

 Accrued Interest     19,665                 -        19,665

 Deferred Income           -                 -             -
 Taxes


 Deferred                  -                 -             -
 Purchased Gas
 Costs

 Other Current        68,987                73        69,060
 Liabilities

   Total Current     324,136               395       324,531
   and Accrued
   Liabilities

Deferred Income
Taxes and Other
Credits
 Deferred Income     285,163                 -       285,163
 Taxes and
 Investment Tax
 Credits

 Other Deferred       73,552                  -       73,552

   Total             358,715                  -      358,715
   Deferred
   Income Taxes
   And Other Credits

Total Capitalization,
Liabilities
and Deferred
Credits         $  2,530,375     $       3,563   $ 2,533,938